EXHIBIT 5.1

May 7, 2024

Crexendo, Inc.

1615 S. 52nd Street

Tempe, AZ 85281

Ladies and Gentlemen:

I am General Counsel for Crexendo, Inc., a Nevada corporation (the “Company”). I am acting as counsel for the Company in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”), including a base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration (a) for issue and sale by the Company of up to $75,000,000 aggregate offering amount of shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), and (b) for resale by certain selling securityholders (the “Selling Securityholders”) of up to 3,500,000 shares of Common Stock (the “Selling Securityholders Shares”) issued and outstanding. The shares of Common Stock that are being registered for issue and sale by the Company are referred to herein as the “Company Shares.” The Company Shares and Selling Securityholders Shares, plus any additional Common Stock that may be registered pursuant to any subsequent registration statement that the Company may hereafter file with the Commission pursuant to Rule 462(b) under the Act in connection with the offering by the Company or the Selling Securityholders contemplated by the Registration Statement, are referred to herein collectively as the “Securities.” The Securities may be issued and sold or delivered from time to time, on a continuous or delayed basis, as set forth in the Registration Statement, any amendment thereto, the Prospectus contained therein and any prospectus supplements thereto.

I have reviewed and am familiar with such corporate proceedings and other matters as I have considered relevant or necessary for the opinions expressed in this letter. For purposes of this opinion letter, and except to the extent set forth in the opinions expressed below, I have assumed that all such proceedings have been or will be timely completed in the manner presently proposed in the Registration Statement and the Prospectus.

Based upon the foregoing, I am of the opinion that (i) the Company Shares to be offered and sold by the Company (including any shares of Common Stock registered pursuant to a Rule 462(b) registration statement) have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable, and (ii) the Selling Securityholders Shares to be offered and sold by the Selling Securityholders have been duly authorized and validly issued and are fully paid and nonassessable.

The opinions set forth in this letter are limited to the applicable provisions of the general corporate laws of the State of Nevada and the reported judicial decisions interpreting those laws, and I express no opinion with respect to the laws of any other jurisdiction.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very Truly Yours,

/s/ Jeffrey G. Korn

Jeffrey G. Korn